CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Call Warrants due 2019	$75,555	$9.16

March 2019

Pricing Supplement No. W-19

Registration Statement Nos. 333-221595; 333-221595-01

Dated March 1, 2019

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

3,650 Put Warrants Due September 5, 2019 Based on the Inverse Performance of the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Warrants

The put warrants (the “warrants”) are European-style cash-settled put warrants issued by Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley. The warrants provide the opportunity to gain inverse exposure to the performance of the S&P 500® Index (the “index”), as follows: if the arithmetic average of the index closing values on each of the five averaging dates (the “final index level”) is less than 95% of the initial index level, which we refer to as the strike level, the warrants will be automatically exercised on the expiration date (which will be the last averaging date), and we will pay a cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the bearish index return, subject to the maximum cash settlement amount. If the final index level, as measured on the five averaging dates, is greater than or equal to the strike level, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the level of the index does not decline below the strike level, you will lose your entire investment in the warrants. In addition, even if the level of the index has decreased to below the strike level, if the final index level is not sufficiently less than the strike level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final index level must be less than the strike index level by a percentage greater than the warrant premium percentage. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns for any depreciation of the index beyond the strike level when the warrants are automatically exercised on the expiration date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants are issued as part of MSFL’s Series A Global Warrants program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These warrants are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Index:	S&P 500® Index
Aggregate premium amount:	$75,555
Premium amount and original issue price:	$20.70 per warrant
Notional amount:	$1,000 per warrant
Minimum initial investment:	$10,000, resulting in a minimum initial purchase of 484 warrants (after rounding)
Pricing date:	March 1, 2019
Original issue date:	March 6, 2019 (3 business days after the pricing date)
Averaging dates:	August 26, 2019, August 27, 2019, August 28, 2019, August 29, 2019 and August 30, 2019, subject to adjustment for non-index business days and certain market disruption events. We also refer to August 30, 2019 as the expiration date.
Cash settlement date:	September 5, 2019
Exercise of warrants; cash settlement amount:

The warrants will either be automatically exercised or will expire worthless on the expiration date, as follows:

•      if the final index level, as measured on the five averaging dates, is less than the strike level, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay with respect to the $20.70 premium amount of each warrant an amount in cash equal to the product of (x) the notional amount and (y) the bearish index return.

In no event will the cash settlement amount exceed the maximum cash settlement amount. Therefore, investors will not benefit from any depreciation in the final index level beyond the barrier level.

Even if the bearish index return is positive (meaning that the final index level is less than the strike level), if the bearish index return is less than the warrant premium percentage (meaning that the final index level is not sufficiently less than the strike level to offset the warrant premium), you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

•      if the final index level, as measured on the five averaging dates, is greater than or equal to the strike level, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants are highly risky, and there is no minimum payment on the warrants. Accordingly, you will lose all of your initial investment in the warrants if the final index level, as measured on the five averaging dates, is greater than or equal to the strike level on the expiration date. If the index does not depreciate sufficiently over the term of the warrants, you will lose your entire investment.

Bearish index return:	(strike level – final index level) / initial index level
Maximum cash settlement amount:	$150 per warrant
Initial index level:	2,803.69, which is the index closing value on the pricing date
Final index level:	The arithmetic average of the index closing values on each of the five averaging dates
Strike level:	2,663.506, which is approximately 95% of the initial index level. If the final index level is greater than or equal to the strike level, investors will lose all of their investment in the warrants.
Barrier level:	2,242.952, which is 80% of the initial index level. Investors will not benefit from any depreciation in the final index level beyond the barrier level.
Warrant premium percentage:	2.070%
CUSIP / ISIN:	61768X358 / US61768X3585
Listing:	The warrants will not be listed on any securities exchange.
Agents:	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$17.40 per $20.70 premium amount of warrants. See “Summary of Pricing Supplement” beginning on PS-3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per warrant	$20.70	$1.20	$19.50
Total	$75,555	$4,380	$71,175

(1)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the warrants. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from us that will not exceed $1.20 per warrant. See “Description of the Warrants—Supplemental Information Concerning Plan of Distribution” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Warrants—Use of Proceeds and Hedging” beginning on PS-22.

You must have an options-approved brokerage account in order to purchase the warrants and you must be experienced with respect to options and option transactions.

The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the final index level is greater than or equal to the strike level, you will lose all of your investment in the warrants. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these warrants, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The warrants are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. You should read the more detailed description of the warrants in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Warrants.”

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2017                         Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

JPMorgan

Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the warrants and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the warrants, see the section of this pricing supplement called “Description of the Warrants—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the warrants or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the warrants:

The warrants have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The warrants may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The warrants have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the warrants or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The warrants have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the warrants in general terms only. You should read the summary together with the more-detailed information that is contained in the rest of this pricing supplement and in the accompanying index supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors” below.

The 3,650 Put Warrants Due September 5, 2019 Based on the Inverse Performance of the S&P 500® Index, which we refer to as the warrants, are European-style cash-settled put warrants. The warrants provide the opportunity to gain inverse exposure to the performance of the S&P 500® Index, which we refer to as the index, as follows: if the final index level, as measured on the five averaging dates, is less than 95% of the initial index level, which we refer to as the strike level, the warrants will be automatically exercised on the expiration date (which will be the last averaging date), and we will pay a cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the bearish index return, subject to the maximum cash settlement amount. If the final index level, as measured on the five averaging dates, is greater than or equal to the strike level, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the level of the index does not decline below the strike level, you will lose your entire investment in the warrants. In addition, even if the level of the index has decreased to below the strike level, if the final index level is not sufficiently less than the strike level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final index level must be less than the strike level by a percentage greater than the warrant premium percentage of 2.070%. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns for any depreciation of the index beyond the strike level when the warrants are automatically exercised on the expiration date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. All payments are subject to our credit risk.

Each warrant costs $20.70	We are offering the 3,650 Put Warrants Due September 5, 2019 Based on the Inverse Performance of the S&P 500® Index, which we refer to as the warrants. The premium amount and original issue price of each warrant is $20.70.

The original issue price includes costs associated with issuing, selling, structuring and hedging the warrants, which are borne by you, and, consequently, the estimated value of the warrants on the pricing date is less than $20.70. We estimate that the value of each warrant on the pricing date is $17.40.

Our estimate of the value of the warrants as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

The estimated value of the warrants is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates as well as our creditworthiness.

What is the relationship between the estimated value on the pricing date and the secondary market price of the warrants?

The price at which market participants may purchase the warrants in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account the bid-offer spread that such market participants would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

There may not be a secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time.

Exercise of the warrants; cash settlement amount	The warrants are European-style cash-settled put warrants. The warrants will be automatically exercised or will expire worthless on the expiration date, as follows:
• if the final index level, as measured on the five averaging dates, is less than the strike level, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay for each warrant a cash settlement amount equal to:

notional amount × bearish index return, subject to the maximum cash settlement amount where,

notional amount	=	$1,000 per warrant
bearish index return	=	strike level – final index level initial index level
final index level	=	The arithmetic average of the index closing values on each of the five averaging dates, subject to postponement for non-index business days or market disruption events

initial index level	=	2,803.69, which is the closing value of the index on March 1, 2019, which we refer to as the pricing date.

strike level	=	2,663.506, which is approximately 95% of the initial index level

maximum cash settlement amount	=	$150 per warrant

• if the final index level, as measured on the five averaging dates, is greater than or equal to the strike level, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky. If the level of the index does not decline below the strike level, you will lose your entire investment in the warrants. In addition, if the final index level is not sufficiently less than the strike level to offset the warrant premium, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final index level must be less than the strike level by a percentage of the initial index level greater than the warrant premium percentage. The warrant premium percentage is 2.070%. There is no minimum payment on the warrants. Accordingly, you could lose your entire initial investment in the warrants.

All payments on the warrants are subject to our credit risk.

Beginning on PS-6, in the section titled “Hypothetical Payouts on the Warrants,” we have provided a table and corresponding examples illustrating the calculation of the cash settlement amount on the warrants at maturity over a range of hypothetical final index levels and resulting bearish index returns, as determined on the five averaging dates. The examples do not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of the Warrants—Historical Information” starting on PS-21. You cannot predict the future performance of the index based on its historical performance.

Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the index or its component stocks.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the warrant agent for the warrants. As calculation agent, MS & Co. will determine the initial index level, the index closing value on each averaging date, the final index level and the bearish index return and will calculate the payment that you will receive on the cash settlement date, if any.

Where you can find more information on the warrants	The warrants are unsecured warrants issued as part of our Series A global warrants program. You can find a general description of our Series A global warrants program in the accompanying prospectus supplement dated November 16, 2017, the index supplement dated November 16, 2017 and the prospectus dated November 16, 2017.

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the warrants, you should read the “Description of the Warrants” section in this pricing supplement. You should also read about some of the risks involved in investing in the warrants in the section called “Risk Factors.” The tax and accounting treatment of investments in index-linked warrants such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of the Warrants—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the warrants.

HYPOTHETICAL PAYOUTS ON THE WARRANTS

The following examples and table illustrate the calculation of the cash settlement amount on the warrants payable at maturity over a range of hypothetical final index levels and resulting bearish index returns, as determined on the five averaging dates. The hypothetical cash settlement amounts set forth below are for illustrative purposes only. The actual initial index level, strike level, barrier level, notional amount and warrant premium percentage is set forth on the cover of this document. The actual cash settlement amount payable on the cash settlement date will be determined based on the performance of the index, as determined on the five averaging dates. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.

The examples and table are based on the following terms:

Term:	Approximately 9 months
Notional Amount:	$1,000 per warrant
Premium Amount:	$20.70 per warrant
Hypothetical Initial Index Level:	2,700
Hypothetical Strike Level:	2,565, which is 95% of the hypothetical Initial Index Level
Hypothetical Barrier Level:	2,160, which is 80% of the hypothetical Initial Index Level
Warrant Premium Percentage:	2.070% per warrant
Exercise of Warrants:	If the final index level is greater than the strike level, the warrants will be automatically exercised on the expiration date and you will receive the cash settlement amount, subject to the maximum cash settlement amount. If the final index level is equal to or greater than the strike level, the warrants will expire worthless and the cash settlement amount will be zero.

Example 1: The final index level is 2,295, resulting in a bearish index return of 10%.

The final index level, as measured on the five averaging dates, is 2,295, which represents a 15% decrease from the initial index level of 2,700. The bearish index return is calculated as follows:

(2,565 – 2,295) / 2,700 = 10%

Since the final index level is less than the strike level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × bearish index return

= $1,000 × 10%

= $100

Therefore, on the cash settlement date, you will receive $100 for each $20.70 warrant (an approximately 383.09% total return).

Example 2: The final index level is 1,890, resulting in a bearish index return of 25%.

The final index level, as measured on the five averaging dates, is 1,890, which represents a 30% decrease from the initial index level of 2,700. The bearish index return is calculated as follows:

(2,565 – 1,890) / 2,700 = 25%

Since the final index level is less than the strike level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × bearish index return, subject to the maximum cash settlement amount

= $1,000 × 25%, subject to the maximum cash settlement amount

= $150

Since the final index level is less than the barrier level, your payment upon expiration will be limited by the maximum cash settlement amount. Therefore, on the cash settlement date, you will receive $150 for each $20.70 warrant (an approximately 624.64% total return). This represents the maximum amount payable upon expiration of the warrants. You will not benefit from any depreciation in the final index level beyond the barrier level.

Example 3: The final index level is 2,492.019, resulting in a bearish index return of 2.070%.

The final index level, as measured on the five averaging dates, is 2,509.110, which represents a 7.070% decrease from the initial index level of 2,700.

The bearish index return is calculated as follows:

(2,565 – 2,509.110) / 2,700 = 2.070%

Since the final index level is less than the strike level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × bearish index return

= $1,000 × 2.070%

= $20.70

However, because the bearish index return is equal to the warrant premium percentage of 2.070%, which results in a cash settlement amount equal to the premium amount paid per warrant, you will not receive a positive return on your investment. Therefore, on the cash settlement date, you will receive $20.70 for each $20.70 warrant (a 0.00% total return).

Example 4: The final index level is 2,538, resulting in a bearish index return of 1%.

The final index level, as measured on the five averaging dates, is 2,538, which represents a 6% decrease from the initial index level of 2,700.

The bearish index return is calculated as follows:

(2,565 – 2,538) / 2,700 = 1%

Since the final index level is less than the strike level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × bearish index return

= $1,000 × 1%

= $10

In this example, even though the final index level is less than the strike level, because the bearish index return is less than the warrant premium percentage of 2.070%, the cash settlement amount does not fully offset the premium amount paid on the warrants and you will lose part of your investment. Therefore, on the cash settlement date, you will receive $10 for each $20.70 warrant (an approximately 51.69% total loss).

Accordingly, if the bearish index return is positive but less than the warrant premium percentage (meaning that the final index level is not sufficiently less than the strike level to offset the warrant premium), you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

Example 5: The final index level is 2,565, resulting in a bearish index return of 0%.

The final index level, as measured on the five averaging dates, is 2,565, which is equal to 95% of the initial index level of 2,700. The bearish index return is calculated as follows:

(2,565 – 2,565) / 2,700 = 0%

Since the final index level is equal to the strike level, the warrants will not be exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment), and you will receive $0 for each $20.70 warrant at maturity (a total loss of your initial investment).

Example 6: The final index level is 3,240, resulting in a bearish index return of -25%.

The final index level, as measured on the five averaging dates, is 3,240, which represents a 20% increase from the initial index level of 2,700. The bearish index return is calculated as follows:

(2,565 – 3,240) / 2,700 = -25%

Since the final index level is greater than the strike level, the warrants will not be exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment), and you will receive $0 for each $20.70 warrant at maturity (a total loss of your initial investment).

Accordingly, if the bearish index return is zero or negative (meaning that the final index level is greater than or equal to the strike level), you will lose all of your initial investment in the warrants.

Cash Settlement Amount at Maturity

Final Index Level	Percentage Change from Initial Index Level to Final Index Level	Bearish Index Return	Cash Settlement Amount	Cash Settlement Amount minus Premium Amount	Total Return on the Put Warrants
4,320.000	60.0000%	-65.0000%	$0.00	-$20.70	-100.00%
3,780.000	40.0000%	-45.0000%	$0.00	-$20.70	-100.00%
3,240.000	20.0000%	-25.0000%	$0.00	-$20.70	-100.00%
2,970.000	10.0000%	-15.0000%	$0.00	-$20.70	-100.00%
2,835.000	5.0000%	-10.0000%	$0.00	-$20.70	-100.00%
2,700.000	0.0000%	-5.0000%	$0.00	-$20.70	-100.00%
2,565.000	-5.0000%	0.0000%	$0.00	-$20.70	-100.00%
2,538.000	-6.0000%	1.0000%	$10.00	-$10.70	-51.69%
2,509.110	-7.0700%	2.070%	$20.70	$0.00	0.00%
2,430.000	-10.0000%	5.0000%	$50.00	$29.30	141.55%
2,295.000	-15.0000%	10.0000%	$100.00	$79.30	383.09%
2,160.000	-20.0000%	15.0000%	$150.00	$129.30	624.64%
1,620.000	-40.0000%	35.0000%	$150.00	$129.30	624.64%
1,080.000	-60.0000%	55.0000%	$150.00	$129.30	624.64%
540.000	-80.0000%	75.0000%	$150.00	$129.30	624.64%
0.000	-100.0000%	95.0000%	$150.00	$129.30	624.64%

RISK FACTORS

The warrants are unsecured contractual obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The warrants do not guarantee the return of any of the invested premium. Investing in the warrants involves a high degree of risk and is not equivalent to investing in, or taking a direct short position in, the index or its component stocks. This section describes the most significant risks relating to the warrants. For a further discussion of risk factors, please see the accompanying index supplement, prospectus supplement and prospectus.

The warrants are highly risky, and you may lose all of your initial investment in the warrants

The warrants are highly speculative leveraged investments that involve a high degree of risk. If the final index level, as measured on the five averaging dates, is greater than or equal to the strike level, meaning that the final index level has not declined by more than 5% from the initial index level, the warrants will expire worthless and you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

There is no minimum payment on the warrants. Accordingly, you may lose all of your initial investment in the warrants.

The warrants provide inverse (bearish) exposure to the performance of the index	The return on the warrants is linked to the inverse performance of the index. Therefore, your return on the warrants will increase if the level of the index decreases below the strike level, subject to the maximum cash settlement amount. However, if the level of the index does not decline below the strike level, you will lose your entire investment in the warrants. In addition, if the final index level is not sufficiently less than the strike level to offset the warrant premium, you will lose a portion of your initial investment.

You may lose some or a significant portion of your initial investment even if the final index level is less than the strike level	Even if the final index level, as measured on the five averaging dates, is less than the strike level, you will lose some or a significant portion of your initial investment if the bearish index return is less than the warrant premium percentage of 2.070%. In order for you to receive a cash settlement amount greater than your initial investment, the final index level, as measured on the five averaging dates, must be less than the strike level by a percentage of the initial index level greater than the warrant premium percentage.

The appreciation potential of the warrants is limited by the maximum cash settlement amount.	The appreciation potential of the warrants is limited by the maximum cash settlement amount of $150 per warrant. Because the cash settlement amount will be limited to 150% of the notional amount for the warrants, any decrease in the final index level beyond the barrier level of 80% of the initial index level will not further increase the return on the warrants.

The warrants will be automatically exercised on the expiration date	The warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. Accordingly, unless you sell the warrants prior to the expiration date, you will not be able to capture any beneficial changes in the levels of the index prior to the expiration date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any decrease in the levels of the index that occur after the expiration date.

The warrants are suitable only for investors with options-approved accounts	You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The value of the warrants will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the warrants, including:

• the value of the index at any time,

• the volatility (frequency and magnitude of changes in value) of the index,

• dividend rates or other distributions on the component stocks underlying the index,

• interest and yield rates in the market,

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

• the time remaining until the maturity of the warrants (see “The time remaining to the cash settlement date may adversely affect the market value of the warrants” below),

• the composition of the index and changes in the component stocks of the index, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the value of the warrants prior to maturity. For example, the value of the warrants will likely decline substantially if the level of the index is above, near or not sufficiently below the initial index level.

You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the warrants.

The time remaining to the cash settlement date may adversely affect the market value of the warrants

A portion of the market value of a warrant at any time depends on the value of the index at such time relative to the initial index level. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the cash settlement date and is known as the “time value” of the warrant. After the pricing date, the time value generally diminishes until, at expiration, the time value of the warrant is zero.

Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the index closing value increases above the initial index level and the shorter the time remaining until the cash settlement date. Therefore, the market value of the warrants will reflect both the rise or decline in the level of the index and the time remaining to the cash settlement date, among other factors. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

The warrants are non-standardized options	The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of ours and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to us for performance of our obligation to pay the cash settlement amount, if any, at maturity. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the expiration date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the index. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

The warrants are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the warrants	You are dependent on our ability to pay all amounts due on the warrants at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the warrants, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the warrants prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the warrants.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable on the cash settlement date, if any, is based on the arithmetic average of the closing values of the index on each of the five averaging dates, and therefore the payment on the cash settlement date may be less than if it were based solely on the closing value on the final averaging date (which will be the expiration date)	The amount payable on the cash settlement date, if any, will be calculated by reference to the average of the closing values of the index on the five averaging dates. Therefore, in calculating the final index level, favorable performance of the index as of some averaging dates may be moderated, or wholly offset, by less favorable performance as of other averaging dates. Similarly, the final index level, calculated based on the closing value of the index on the five averaging dates, may be greater than the closing values of the index on the expiration date, and as a result, the payment you receive on the cash settlement date may be less than if it were based solely on the closing value of the index on the expiration date. Investing in the warrants is not the same as investing in securities that offer direct, point-to-point inverse exposure to the performance of the index.

The warrants will not be listed on any securities exchange and secondary trading may be limited	The warrants will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the warrants easily. If there is a secondary market for the warrants, it is possible that only one market participant will participate in such market, and, therefore, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which such market participant is willing to transact.

The costs of issuing, selling, structuring and hedging the warrants cause the estimated value of the warrants to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers may be willing to purchase the warrants in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect the bid-offer spread that market participants would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the warrants in the original issue price makes the economic terms of the warrants less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the warrants is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of warrants, our models may yield a higher estimated value of the warrants than those generated by others, including other dealers in the market, if they attempted to value the warrants. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers would be willing to purchase your warrants in the secondary market (if any exists) at any time. The value of your warrants at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including changes in market conditions. See also “The value of the warrants will be influenced by many unpredictable factors” above.

Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the index	Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the index or its component stocks. Investors in the warrants will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

Adjustments to the index could adversely affect the value of the warrants	S&P Dow Jones Indices LLC is responsible for calculating and maintaining the index. S&P Dow Jones Indices LLC can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the warrants.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the warrants	As calculation agent for the warrants, MS & Co. has determined the initial index level, will determine the index closing value on each averaging date, the final index level and the bearish index return and will calculate the cash settlement amount you will receive on the cash settlement date, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index. These potentially subjective determinations may adversely affect the payout to you on the cash settlement date, if any. For further information regarding these types of determinations, see “Description of the

Warrants—Index Closing Value,” “—Expiration Date,” “—Calculation Agent,” “—Market Disruption Event,” “—Averaging Dates” and “—Discontinuance of the Index; Alteration of Method of Calculation” in this pricing supplement. In addition, MS & Co. has determined the estimated value of the warrants on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the warrants	One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the warrants (and to other instruments linked to the index or its component stocks), including trading in the component stocks that constitute the index as well as in other instruments related to the index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the component stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index level, and, therefore, could have affected the value below which the index must close on the averaging dates so that you do not lose your entire initial investment in the warrants. Additionally, such hedging or trading activities during the term of the warrants could affect the value of the index on the averaging dates, and, accordingly, the amount of cash an investor will receive on the cash settlement date, if any.

DESCRIPTION OF THE WARRANTS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Warrant” refers to each $20.70 Premium Amount of our 3,650 Put Warrants Due September 5, 2019 Based on the Inverse Performance of the S&P 500® Index.

Number of Warrants	3,650

Aggregate Premium Amount	$75,555

Aggregate Notional Amount	$3,650,000

Pricing Date	March 1, 2019

Original Issue Date (Settlement Date)	March 6, 2019 (3 Business Days after the Pricing Date)

Cash Settlement Date	September 5, 2019, subject to extension as described in the following paragraph.

If the Expiration Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Cash Settlement Date, the Cash Settlement Date will be postponed to the second Business Day following the Expiration Date as postponed. See “––Expiration Date” and “––Averaging Dates” below.

Issue Price	100% ($20.70 per Warrant)

Premium Amount	$20.70 per Warrant

Denominations	$20.70 and integral multiples thereof

Notional Amount	$1,000 per Warrant

Minimum Initial Investment	$10,000, resulting in a minimum initial purchase of 484 Warrants (after rounding)

CUSIP Number	61768X358

ISIN	US61768X3585

Specified Currency	U.S. dollars

Exercise of Warrants;
Cash Settlement Amount	The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:

(i) if the Final Index Level, as measured on the five Averaging Dates, is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date. On the Cash Settlement Date, upon delivery of the Warrants to the Warrant Agent, we will pay with respect to the $20.70 Premium Amount of each Warrant an amount in cash, as determined by the Calculation Agent, equal to the product of (x) the Notional Amount and (y) the Bearish Index Return, subject to the Maximum Cash Settlement Amount, or

(ii) if the Final Index Level, as measured on the five Averaging Dates, is greater than or equal to the Strike Level, the Warrants will expire worthless and the Cash Settlement Amount will be $0.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Warrant Agent and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $20.70 Premium Amount of each Warrant, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Cash Settlement Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Warrants to the Warrant Agent for delivery to DTC, as holder of the Warrants, on or prior to the Cash Settlement Date. We expect such amount of cash will be distributed to investors on the Cash Settlement Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Bearish Index Return	A fraction, as determined by the Calculation Agent, the numerator of which is the Strike Level minus the Final Index Level and the denominator of which is the Initial Index Level, as described by the following formula:

Bearish Index Return	=	Strike Level – Final Index Level
Initial Index Level

Initial Index Level	2,803.69, which is the Index Closing Value on the Pricing Date. See “Discontinuance of the Index; Alteration of Method of Calculation” below.

Strike Level	2,663.506, which is approximately 95% of the Initial Index Level. If the Final Index Level is greater than or equal to the Strike Level, investors will lose all of their investment in the Warrants. See “Discontinuance of the Index; Alteration of Method of Calculation” below.

Barrier Level	2,242.952, which is 80% of the Initial Index Level. Investors will not benefit from any depreciation in the Final Index Level beyond the Barrier Level. See “Discontinuance of the Index; Alteration of Method of Calculation” below.

Final Index Level	The arithmetic average of the Index Closing Values on each of the five Averaging Dates, as determined by the Calculation Agent.

Maximum Cash Settlement Amount	$150 per Warrant. Therefore, investors will not benefit from any depreciation in the Final Index Level beyond the Barrier Level.

Index Closing Value	The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index	S&P 500® Index

Index Publisher	S&P Dow Jones Indices LLC or any successor publisher of the Index.

Expiration Date	August 30, 2019, subject to postponement for non-Index Business Days or Market Disruption Events as described under “Averaging Dates” below.

Averaging Dates	August 26, 2019, August 27, 2019, August 28, 2019, August 29, 2019 and the Expiration Date.

If a Market Disruption Event occurs on any scheduled Averaging Date or any scheduled Averaging Date is not an Index Business Day, such scheduled Averaging Date shall be subject to postponement as described below.

If a Market Disruption Event occurs on any scheduled Averaging Date or if any scheduled Averaging Date is not an Index Business Day with respect to the Index, the Index Closing Value for such date shall be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred. Each succeeding Averaging Date shall then be the next Index Business Day following the preceding Averaging Date as postponed. The Final Index Level shall be determined on the date on which the Index Closing Values for all scheduled Averaging Dates have been determined; provided that (i) the Index Closing Value for any Averaging Date shall not be determined on a date later than the fifth Business Day after the scheduled Expiration Date, (ii) the Index Closing Value for any remaining Averaging Dates that would otherwise fall after such fifth Business Day shall be the Index Closing Value on such fifth Business Day and (iii) if such fifth Business Day is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Index Closing Value of the Index on such date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange	The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or
Certificated Security	Book Entry. The Warrants will be issued in the form of one or more fully registered global warrants, which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Warrants. Your beneficial interest in the Warrants will be evidenced solely by entries on the books of the Warrants intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Warrants, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry warrants, please read “Forms of Securities—The Depositary,” “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “Securities Offered on a Global Basis Through the Depositary—Global Clearance and Settlement Procedures” in the accompanying prospectus.

Warrant Agent	The Bank of New York Mellon, a New York banking corporation

Agents	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Warrant Agent and us.

All calculations with respect to the Cash Settlement Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Warrant, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of Warrants will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Warrants, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Level or the Final Index Level. See “—Discontinuance of the Index; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Index:

(i)   the occurrence or existence of any of:

(a)   a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of the Index (or the Successor Index (as defined below under “—Discontinuance of the Index; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b)   a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c)   the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii)   a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Warrants.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant

Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the Index;
Alteration of Method of Calculation	If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined, and, to the extent the Index Closing Value of the Successor Index differs from the Index Closing Value of the Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the Initial Index Level, Strike Level and Barrier Level.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Warrant Agent, to us and to DTC, as holder of the Warrants, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Warrants, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues the publication of the Index prior to, and such discontinuance is continuing on, any Averaging Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Warrants.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index	The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Historical Information	The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2014 through March 1, 2019. The Index Closing Value on March 1, 2019 was 2,803.69. The graph following the table sets forth the historical performance of the Index for each day during the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on any Averaging Date. The Final Index Level may be at or above the Strike Level so that the Warrants expire worthless on the Expiration Date.

We cannot give you any assurance that the Bearish Index Return will be greater than the Warrant Premium Percentage so that you will not lose money on your investment, or that it will be positive so that you will not lose your entire investment in the Warrants.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016

S&P 500® Index	High	Low	Period End
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,238.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,519.36	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter (through March 1, 2019)	2,803.69	2,447.89	2,803.69

Historical Daily Index Closing Values of the S&P 500® Index

January 1, 2014 through March 1, 2019

Use of Proceeds and Hedging	The proceeds from the sale of the Warrants will be used by us for general corporate purposes. We will receive, in aggregate, $20.70 per Warrant issued, because, when we enter into hedging transactions in order to meet our obligations under the Warrants, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Warrants borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Warrants. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the Warrants by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in the securities constituting the Index and in futures and/or options contracts on the Index or its component securities listed on major securities markets. Such purchase activity could have affected the Initial Index Level, and therefore could have affected the value below which the Index must close on the Averaging Dates so that you do not lose your entire initial investment in the Warrants. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Warrants, including on the Averaging Dates, by purchasing and selling the securities underlying the Index, futures and/or options contracts on the Index or its component securities listed on major securities markets or positions in any other available warrants or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. We cannot give any assurance that our hedging activities will not affect the value of the Index, and, therefore, adversely affect the value of the Warrants or the payment you will receive on the Cash Settlement Date, if any.

Governing Law	The Warrants are governed by, and construed in accordance with, the laws of the State of New York.

In the event MSFL or Morgan Stanley becomes subject to a proceeding under the Federal Deposit Insurance Act or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together, the “U.S. Special Resolution Regimes”), the transfer of the Warrants, the Warrant Agreement and the related Morgan Stanley guarantee (together, the “Relevant Agreements”), and any interest and obligation in or under the Relevant Agreements, from MSFL or Morgan Stanley, respectively, will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Relevant Agreements, and any interest and obligation in or under the Relevant Agreements, were governed by the laws of the United States or a state of the United States. In the event MSFL or Morgan Stanley, or any of their affiliates, becomes subject to a U.S. Special Resolution Regime, default rights against MSFL or Morgan Stanley with respect to the Relevant Agreements are permitted to be exercised to no greater extent than such default rights could be exercised under such U.S. Special Resolution Regime if the Relevant Agreements were governed by the laws of the United States or a state of the United States.

Supplemental Information Concerning
Plan of Distribution	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate premium amount of Warrants set forth on the cover of this pricing supplement. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Warrants and will receive a fee from us that will not exceed $1.20 per $20.70 Premium Amount of each Warrant, but will forgo any fees for sales to certain fiduciary accounts.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Warrants or possession or distribution of this pricing supplement or the accompanying index supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Warrants, or distribution of this pricing supplement or the accompanying index supplement, prospectus supplement or prospectus or any other offering material relating to the Warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Warrants or possesses or distributes this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Warrants. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Warrants:

Brazil

The Warrants have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Warrants may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Warrants have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Warrants or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Warrants have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Validity of the Warrants	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Warrants offered by this pricing supplement have been executed and issued by MSFL, countersigned by the Warrant Agent pursuant to the Warrant Agreement (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Warrants will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the (i) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Warrant Agreement that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the Warrant Agent’s authorization, execution and delivery of the MSFL Warrant Agreement and its countersignature to the Warrants and the validity, binding nature and enforceability of the MSFL Warrant Agreement with respect to the Warrant Agent, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Warrants. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Warrants are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Warrants are acquired pursuant to an exemption from the

“prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Warrants. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of Warrants and the related lending transactions, provided that neither the issuer of the Warrants nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Warrants.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Warrants may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Warrants will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Warrants on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Warrants will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Warrants on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Warrants are contractual financial instruments. The financial exposure provided by the Warrants is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Warrants. The Warrants have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Warrants.

Each purchaser or holder of any Warrants acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Warrants, (B) the purchaser or holder’s investment in the Warrants, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Warrants;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Warrants and (B) all hedging transactions in connection with our obligations under the Warrants;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Warrants has exclusive responsibility for ensuring that its purchase, holding and disposition of the Warrants do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Warrants to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Warrants should consult and rely on their own counsel and advisers as to whether an investment in these Warrants is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Warrants if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Warrants by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Warrants, either directly or indirectly.

United States Federal Taxation	In the opinion of Davis Polk & Wardwell LLP, under current law, each Warrant should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Warrants is respected, a U.S. Holder should not be required to recognize taxable income over the term of the Warrants prior to settlement, other than pursuant to a sale or exchange. Any gain or loss recognized upon sale, exchange, lapse or settlement of the Warrants should generally be short-term capital gain or loss. For a detailed discussion of the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of the Warrants, U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Warrants” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.”

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.

In light of the economic terms of the Warrants, payment on the Warrants to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Warrants should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Warrants, and any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction. A holder who has made a separate investment the return of which is based on or linked to the performance of the underlying (including any component thereof) should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Warrants (including the potential application of the “straddle” rules).

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Warrants.